Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8700

AFFYMAX® ANNOUNCES PHASE 3 DEVELOPMENT PLAN FOR HEMATIDE™

—Conference Call Today at 10:00 a.m. Eastern Time—

PALO ALTO, Calif., July 16, 2007 – Affymax, Inc. (Nasdaq: AFFY) today announced that it plans to initiate Phase 3 clinical studies with Hematide™ in chronic renal failure patients following recent discussions with the United States Food and Drug Administration (FDA) on the design of the Phase 3 clinical trial program.  Hematide is the company’s lead drug in development for the treatment of anemia.

“Following meetings with the FDA, we believe we are well positioned to take advantage of the most current thinking on the evaluation and use of erythropoiesis stimulating agents,” said Arlene M. Morris, president and chief executive officer of Affymax.  “We look forward to beginning our Phase 3 program, with enrollment expected to commence later this year.  Once we begin to enter patients into the program, we expect it will take approximately 12 months to complete enrollment for the planned Phase 3 studies.”

The Phase 3 program will include four open-label, randomized controlled clinical trials involving a total of approximately 2,200 chronic renal failure patients, including those on dialysis and not on dialysis.  Two trials in non-dialysis patients are designed to evaluate the safety and efficacy of Hematide compared to darbepoetin alfa in correcting anemia and maintaining hemoglobin in a corrected range over time.  In dialysis patients previously-treated with EPO, two trials will evaluate the safety and efficacy of Hematide and its ability to maintain hemoglobin levels in a corrected range compared to epoetin alpha or epoetin beta when patients are switched from either of these epoetins to Hematide.  Analysis of efficacy and safety for all studies will be based on assessments of non-inferiority to the comparator drugs.  The primary efficacy endpoint will be the mean change in hemoglobin from baseline.  The hemoglobin target range will be 11-12 g/dL for studies in non-dialysis patients and 10-12 g/dL for studies in dialysis patients.  In all studies, Hematide will be dosed once every four weeks while comparator drugs will be dosed in accordance with their respective product labels.  Treatment in each study will be continued until the last patient has been treated for 52 weeks.  Assessment of safety will include a composite cardiovascular endpoint from a pooled safety database.  The company expects to submit a New Drug Application for Hematide in chronic renal failure in 2010 if all goes as planned.

Teleconference/Webcast Details

Affymax will host a teleconference and webcast at 10:00 a.m. Eastern time today to further discuss the Phase 3 development plan and provide a company update.  Interested parties can listen to the live call by dialing (800) 810-0924 from the U.S. or (913) 981-4900 internationally.  There also will be a live and archived webcast that can be accessed by visiting www.affymax.com and going to the Investors section.  A telephone replay will be available for seven days following the conclusion of the call by dialing (888) 203-1112 from the U.S. or (719) 457-0820 for international callers and entering passcode 2846279.

About Hematide

Hematide is a novel synthetic, pegylated peptidic compound that binds to and activates the erythropoietin receptor and thus acts as an erythropoiesis stimulating agent.  The product is being developed for treatment of anemia in patients with chronic renal failure and cancer patients receiving chemotherapy.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 3 clinical trial stage for the treatment of anemia associated with chronic renal failure and in Phase 2 clinical trials for the treatment of anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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